SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. ____)*



                               Quokka Sports, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    749077103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)

            [ ]   Rule 13d-1(c)

            [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                                  Page 1 of 23
                            Exhibit Index on Page 21

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 2 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel VI L.P. ("A6")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                 NUMBER OF                    2,839,875 shares,  except that Accel VI Associates L.L.C.  ("A6A"),  the
                  SHARES                      general  partner  of A6,  may be deemed to have sole power to vote these
               BENEFICIALLY                   shares,  and  ACP  Family  Partnership  L.P.  ("ACPFP"),  Swartz  Family
               OWNED BY EACH                  Partnership  L.P.  ("SFP"),  James  W.  Breyer  ("Breyer"),   Arthur  C.
                  REPORTING                   Patterson  ("Patterson"),  G.  Carter  Sednaoui  ("Sednaoui"),  James R.
                  PERSON                      Swartz ("Swartz") and J. Peter Wagner  ("Wagner"),  the managing members
                   WITH                       of A6A, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER 2,839,875 shares,  except that A6A,  the  general partner  of A6,  may be deemed to have sole  power to  dispose  of these shares, and ACPFP, SFP, Breyer, Patterson,  Sednaoui, Swartz and Wagner,
                                              the  managing  members  of A6A,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,839,875
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 3 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel VI Associates L.L.C. ("A5A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      2,839,875  shares,  all of  which  are  directly  owned by Accel VI L.P.
                SHARES                        ("A5").  Accel VI Associates L.L.C.  ("A6A"), the general partner of A6,
             BENEFICIALLY                     may be deemed to have sole  power to vote these  shares,  and ACP Family
             OWNED BY EACH                    Partnership L.P.  ("ACPFP"),  Swartz Family  Partnership  L.P.  ("SFP"),
                REPORTING                     James W. Breyer ("Breyer"), Arthur C. Patterson ("Patterson"), G. Carter
                PERSON                        Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz") and J. Peter Wagner
                 WITH                         ("Wagner"),  the  managing  members of A6A, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,839,875  shares,  all of which  are  directly  owned by A6.  A6A,  the general  partner  of A6,  may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer,  Patterson,  Sednaoui,  Swartz and
                                              Wagner,  the managing members of A6A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,839,875
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              OO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------ ---------------------------------------------------------------------------------------------------------

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 4 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet Fund II L.P. ("AIF2")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      362,834  shares,  except that Accel  Internet Fund II Associates  L.L.C.
                SHARES                        ("AIF2A"), the general partner of AIF2, may be deemed to have sole power
             BENEFICIALLY                     to vote these  shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),  O
             OWNED BY EACH                    Swartz Family  Partnership  L.P.  ("SFP"),  James W. Breyer  ("Breyer"),
                REPORTING                     Arthur C.  Patterson  ("Patterson"),  G. Carter  Sednaoui  ("Sednaoui"),
                PERSON                        James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"),  the managing
                 WITH                         members  of  AIF2A,  may be deemed to have  shared  power to vote  these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              362,834 shares,  except that AIF2A,  the general partner of AIF2, may be deemed to have sole power to dispose of these  shares,  and ACPFP,  SFP,
                                              Breyer, Patterson,  Sednaoui, Swartz and Wagner, the managing members of
                                              AISTF2A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       362,834
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 5 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet Fund II Associates L.L.C. ("AISTF2A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      362,834  shares,  all of which are owned by Accel  Internet Fund II L.P.
                SHARES                        ("AISTF2").  AISTF2A,  the general  partner of AISTF2,  may be deemed to
             BENEFICIALLY                     have sole power to vote these shares,  and ACP Family  Partnership  L.P.
             OWNED BY EACH                    ("ACPFP"),  Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
                REPORTING                     ("Breyer"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter  Sednaoui
                PERSON                        ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"),
                 WITH                         the managing  members of AISTF2A,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              362,834 shares, all of which are owned by AISTF2.  AISTF2A,  the general partner of AISTF2,  may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Patterson,  Sednaoui, Swartz and Wagner,
                                              the  managing  members of AISTF2,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       362,834
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              OO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 6 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu VI L.P. ("AK6")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        45,354 shares, except that Accel Keiretsu VI Associates L.L.C. ("AK6A"),
              SHARES                          the  general  partner  of AK6,  may be deemed to have sole power to vote
           BENEFICIALLY                       these  shares,  and James W.  Breyer  ("Breyer"),  Arthur  C.  Patterson
           OWNED BY EACH                      ("Patterson"),  G. Carter  Sednaoui  ("Sednaoui  "),  James R.  Schwartz
              REPORTING                       ("Schwartz")  and J. Peter Wagner  ("Wagner"),  the managing  members of
              PERSON                          AKVA, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              45,354  shares,  except that AK6A,  the general  partner of AK6,  may be deemed  to have sole  power to  dispose  of these  shares,  and  Breyer,
                                              Patterson,  Sednaoui, Schwartz and Wagner, the managing members of AK6A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       45,354
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 7 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu VI Associates L.L.C. ("AK6A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                NUMBER OF                     45,354 shares, all of which are directly owned by Accel Keiretsu VI L.P.
                 SHARES                       ("AK6").  AK6A,  the general  partner of AK6, may be deemed to have sole
              BENEFICIALLY                    power to vote these shares,  and James W. Breyer  ("Breyer"),  Arthur C.
              OWNED BY EACH                   Patterson  ("Patterson"),  G. Carter  Sednaoui  ("Sednaoui  "), James R.
                 REPORTING                    Schwartz  ("Schwartz")  and J. Peter  Wagner  ("Wagner"),  the  managing
                 PERSON                       members  of AK6A,  may be  deemed  to have  shared  power to vote  these
                  WITH                        shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              45,354 shares, all of which are directly owned by AK6. AK6A, the general partner  of AK6,  may be deemed to have sole  power to  dispose of these shares,  and Breyer,  Patterson,  Sednaoui,  Schwartz  and  Wagner,  the
                                              managing  members of AK6A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       45,354
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              OO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 8 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '98 L.P. ("AI98")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      240,726  shares,  except  that  James W.  Breyer  ("Breyer"),  Arthur C.
                SHARES                        Patterson  ("Patterson"),  G. Carter  Sednaoui  ("Sednaoui  "), James R.
             BENEFICIALLY                     Schwartz  ("Schwartz")  and J.  Peter  Wagner  ("Wagner"),  the  general
             OWNED BY EACH                    partners  of AI98,  may be deemed  to have  shared  power to vote  these
                REPORTING                     shares.
                PERSON               -------- ------------------------------------------------------------------------
                 WITH                6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              240,726 shares, except that Breyer,  Patterson,  Sednaoui,  Schwartz and
                                              Wagner, the general partners of AI98, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       240,726
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 9 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '99(C) L.P. ("AI99C")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                NUMBER OF                     16,240  shares,  except  that  James W.  Breyer  ("Breyer"),  Arthur  C.
                 SHARES                       Patterson  ("Patterson"),  G. Carter Sednaoui ("Sednaoui ") and J. Peter
              BENEFICIALLY                    Wagner ("Wagner"),  the general partners of AI99C, may be deemed to have
              OWNED BY EACH                   shared power to vote these shares.
                 REPORTING           -------- ------------------------------------------------------------------------
                 PERSON              6        SHARED VOTING POWER
                  WITH                        See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              16,240 shares, except that Breyer,  Patterson,  Sednaoui and Wagner, the general partners of AI99C, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       16,240
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 10 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ACP Family Partnership L.P. ("ACPFP")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      0 shares
                SHARES               -------- -----------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
             OWNED BY EACH                    3,202,709  shares,  of which  2,839,875  are  directly  owned by Accel 6
                REPORTING                     PERSON L.P. ("A6") and 362,834 are directly owned by Accel Internet Fund
                PERSON                        II L.P.  ("AIF2").  ACPFP is a  managing  member of Accel VI  Associates
                 WITH                         L.L.C.  ("A6A"),  the  general  partner of A6, and a managing  member of
                                              Accel Internet Fund II Associates L.L.C. ("AIF2A"),  the general partner of AIF2, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,202,709  shares,  of  which  2,839,875  are  directly  owned by A6 and
                                              362,834 are directly owned by AIF2.  ACPFP is a managing  member of A6A, the general partner of A6, and a managing  member of AIF2A,  the general partner of AIF2,  and may be deemed to have  shared  power to vote these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,202,709
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.3%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 11 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Swartz Family Partnership L.P. ("SFP")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      0 shares
                SHARES               -------- -----------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
             OWNED BY EACH                    3,202,709 shares, of which 2,839,875 are directly owned by Accel VI L.P.
                REPORTING                     ("A6") and 362,834 are  directly  owned by Accel  Internet  Fund II L.P.
                PERSON                        ("AIF2").  SFP is a  managing  member  of  Accel  VI  Associates  L.L.C.
                 WITH                         ("A6A"),  the  general  partner of A6,  and a  managing  member of Accel
                                              Internet Fund II Associates  L.L.C.  ("AIF2A"),  the general  partner of
                                              AIF2, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,202,709  shares,  of  which  2,839,875  are  directly  owned by A6 and
                                              362,834 are directly owned by AIF2. SFP is a managing member of A6A, the general  partner  of A6,  and a managing  member of AIF2A,  the  general partner of AIF2,  and may be deemed to have  shared  power to vote these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,202,709
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.3%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 12 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James W. Breyer ("Breyer")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [x]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                NUMBER OF                     0 shares
                 SHARES              -------- -----------------------------------------------------------------------
              BENEFICIALLY           6        SHARED VOTING POWER
              OWNED BY EACH                   3,505,029  shares,  of which  2,839,875  are directly  owned by Accel VI
                 REPORTING                    PERSON L.P. ("A6"), 362,834 are directly owned by Accel Internet Fund II
                 PERSON                       L.P.  ("AIF2"),  45,354 are  directly  owned by Accel  Keiretsu  VI L.P.
                  WITH                        ("AK6"), 240,726 are directly owned by Accel Investors '98 L.P. ("AI98")
                                              and 16,240 are directly owned by Accel Investors '99(C) L.P.  ("AI99C").
                                              Breyer is a managing member of Accel VI Associates L.L.C.  ("A6A"),  the general  partner  of A6, a  managing  member of Accel  Internet  Fund II
                                              Associates  L.L.C.  ("AIF2A"),  the general  partner of AIF2,  a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,505,029  shares,  of which 2,839,875 are directly owned by A6, 362,834 are directly owned by AIF2,  45,354 are directly  owned by AK6,  240,726 are  directly  owned by AI98 and  16,240  are  directly  owned by AI99C.
                                              Breyer  is a  managing  member  of A6A,  the  general  partner  of A6, a managing member of AIF2A, the general partner of AIF2, a general partner of AI98 and a general  partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,505,029
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.0%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 13 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Arthur C. Patterson ("Patterson")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      240,726 shares directly owned by Ellmore C. Patterson Partners ("ECPP").
                SHARES                        Patterson is the general  partner of ECPP and may be deemed to have sole
             BENEFICIALLY                     power to vote these shares.
             OWNED BY EACH           -------- -----------------------------------------------------------------------
                REPORTING            6        SHARED VOTING POWER
                PERSON                        3,505,029 shares, of which 2,839,875 are directly owned by Accel VI L.P.
                 WITH                         ("A6"),  362,834  are  directly  owned  by Accel  Internet  Fund II L.P.
                                              ("AIF2"),  45,354 are directly owned by Accel Keiretsu VI L.P.  ("AK6"),
                                              240,726 are  directly  owned by Accel  Investors  '98 L.P.  ("AI98") and
                                              16,240 are  directly  owned by Accel  Investors  '99(C) L.P.  ("AI99C").
                                              Patterson is a managing  member of Accel VI Associates  L.L.C.  ("A6A"), the general  partner of A6, a managing  member of Accel Internet Fund II
                                              Associates  L.L.C.  ("AIF2A"),  the general  partner of AIF2,  a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              240,726 shares directly owned by Ellmore C. Patterson Partners ("ECPP").
                                              Patterson is the general  partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,505,029  shares,  of which 2,839,875 are directly owned by A6, 362,834 are directly owned by AIF2,  45,354 are directly  owned by AK6,  240,726 are  directly  owned by AI98 and  16,240  are  directly  owned by AI99C.
                                              Patterson  is a managing  member of A6A,  the  general  partner of A6, a managing member of AIF2A, the general partner of AIF2, a general partner of AI98 and a general  partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,745,755
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.5%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 14 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      G. Carter Sednaoui ("Sednaoui")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ----------------------- -------- -----------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      0 shares
                SHARES               -------- -----------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
             OWNED BY EACH                    3,505,029  shares,  of which  2,839,875  are directly  owned by Accel VI
                REPORTING                     PERSON L.P. ("A6"), 362,834 are directly owned by Accel Internet Fund II
                PERSON                        WITH L.P. ("AIF2"),  45,354 are directly owned by Accel Keiretsu VI L.P.
                 WITH                         ("AK6"), 240,726 are directly owned by Accel Investors '98 L.P. ("AI98")
                                              and 16,240 are directly owned by Accel Investors '99(C) L.P.  ("AI99C").
                                              Sednaoui is a managing member of Accel VI Associates L.L.C. ("A6A"), the general  partner  of A6, a  managing  member of Accel  Internet  Fund II
                                              Associates  L.L.C.  ("AIF2A"),  the general  partner of AIF2,  a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,505,029  shares,  of which 2,839,875 are directly owned by A6, 362,834 are directly owned by AIF2,  45,354 are directly  owned by AK6,  240,726 are  directly  owned by AI98 and  16,240  are  directly  owned by AI99C.
                                              Sednaoui  is a  managing  member of A6A,  the  general  partner of A6, a managing member of AIF2A, the general partner of AIF2, a general partner of AI98 and a general  partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,505,029
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.0%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 15 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James R. Swartz ("Swartz")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      0 shares
                SHARES               -------- -----------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
             OWNED BY EACH                    3,488,789 shares, of which 2,839,875 are directly owned by Accel VI L.P.
                REPORTING                     ("A6"),  362,834  are  directly  owned  by Accel  Internet  Fund II L.P.
                PERSON                        ("AIF2"),  45,354 are directly owned by Accel  Keiretsu VI L.P.  ("AK6")
                 WITH                         and 240,726 are directly  owned by Accel  Investors  '98 L.P.  ("AI98").
                                              Swartz is a managing member of Accel VI Associates L.L.C.  ("A6A"),  the general  partner  of A6, a  managing  member of Accel  Internet  Fund II
                                              Associates L.L.C.  ("AIF2A"),  the general partner of AIF2 and a general partner  of AI98 and may be deemed to have  shared  power to vote  these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,488,789  shares,  of which 2,839,875 are directly owned by A6, 362,834 are directly owned by AIF2, 45,354 are directly owned by AK6 and 240,726 are  directly  owned by AI98.  Swartz is a managing  member of A6A,  the general partner of A6, a managing  member of AIF2A,  the general partner of AIF2 and a general  partner of AI98 and may be deemed to have  shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,488,789
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.9%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                 ---------------------------------------
CUSIP NO. 749077103                                      13G                              Page 16 of 23 Pages
------------ -----------------                                                 ---------------------------------------

----------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      J. Peter Wagner ("Wagner")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      0 shares
                SHARES               -------- -----------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
             OWNED BY EACH                    3,505,029 shares, of which 2,839,875 are directly owned by Accel VI L.P.
                REPORTING                     ("A6"),  362,834  are  directly  owned  by Accel  Internet  Fund II L.P.
                PERSON                        ("AIF2"),  45,354 are directly owned by Accel Keiretsu VI L.P.  ("AK6"),
                 WITH                         240,726 are  directly  owned by Accel  Investors  '98 L.P.  ("AI98") and
                                              16,240 are  directly  owned by Accel  Investors  '99(C) L.P.  ("AI99C").
                                              Wagner is a managing member of Accel VI Associates L.L.C.  ("A6A"),  the general  partner  of A6, a  managing  member of Accel  Internet  Fund II
                                              Associates  L.L.C.  ("AIF2A"),  the general  partner of AIF2,  a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,505,029  shares,  of which 2,839,875 are directly owned by A6, 362,834 are directly owned by AIF2,  45,354 are directly  owned by AK6,  240,726 are  directly  owned by AI98 and  16,240  are  directly  owned by AI99C.
                                              Wagner  is a  managing  member  of A6A,  the  general  partner  of A6, a managing member of AIF2A, the general partner of AIF2, a general partner of AI98 and a general  partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,505,029
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.0%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  Quokka Sports, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  525 Brannan Street
                  San Francisco, CA  94107

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Accel VI L.P., a Delaware limited partnership ("A6"), Accel VI Associates L.L.C., a Delaware limited liability company and the general partner of A6 ("A6A"), Accel Internet Fund II L.P., a Delaware limited partnership ("AIF2"), Accel Internet Fund II Associates L.L.C., a Delaware limited liability company and the general partner of AIF2 ("AIF2A"), Accel Keiretsu VI L.P., a Delaware limited partnership ("AK6"), Accel Keiretsu VI Associates L.L.C., a Delaware limited liability company and the general partner of AK6 ("AK6A"), Accel Investors '98 L.P., a Delaware limited partnership ("AI98"), Accel Investors '99(C) L.P., a Delaware limited partnership ("AI99C"), the ACP Family
                  Partnership L.P., a Delaware limited partnership and a managing member of A6A and AIF2A ("ACPFP"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and managing member of A6A and AIF2A, James W. Breyer ("Breyer"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and a general partner of AI99C, J. Peter Wagner ("Wagner"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and a general partner of AI99C, Arthur
                  C. Patterson ("Patterson"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and a general partner of AI99C, G. Carter Sednaoui ("Sednaoui"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and a general partner of AI99C, and James R. Swartz ("Swartz"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  A6A, the general partner of A6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A6. AIF2A, the general partner of AIF2, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF2. AK6A, the general partner of AK6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK6. ACPFP, SFP, Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of A6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A6. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AIF2A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF2. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of AK6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK6. Breyer, Wagner, Patterson, Sednaoui and Swartz are partners of AI98 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI98. Breyer, Wagner, Patterson and Sednaoui are partners of AI99C and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI99C.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Accel Partners
                  428 University Ave.
                  Palo Alto, California  94301

                                                                   Page 18 of 23
ITEM 2(C)         CITIZENSHIP

                  A6, AIF2, AK6, AI98, AI99C, ACPFP and SFP are Delaware limited partnerships. A6A, AIF2A and AK6A are Delaware limited liability companies. Breyer, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).    TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                      ---------------------------------------------

                  Common Stock
                  CUSIP # 749077103

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                        (a)      Amount beneficially owned:
                        ----------------------------------

                                 See Row 9 of cover  page for each  Reporting
                                 Person.

                        (b)      Percent of Class:
                        -------------------------

                                 See Row 11 of cover page for each  Reporting
                                 Person.

                        (c)      Number of shares as to which such person has:
                        -----------------------------------------------------

                                (i)      Sole power to vote or to direct the
                                         vote:
                                ------------------------------------------------

                                 See Row 5 of cover page for each Reporting
                                 Person.

                                (ii)     Shared power to vote or to direct the
                                         vote:
                                ------------------------------------------------

                                         See Row 6 of cover page for
                                         each Reporting Person.

                                (iii) Sole power to dispose or to direct the disposition of:
                                ------------------------------------------------

                                         See Row 7 of cover page for
                                         each Reporting Person.

                                (iv) Shared power to dispose or to direct the disposition of:
                                ------------------------------------------------

                                         See Row 8 of cover page for
                                         each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  --------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of A6, AIF2, AK6, AI98 and AI99C, and the limited liability agreements of A6A, AIF2A and AK6A, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  --------------------------------------------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

Entities:      Accel VI L.P.
               Accel VI Associates L.L.C.
               Accel Keiretsu VI L.P.
               Accel Keiretsu VI Associates L.L.C.
               Accel Investors '98 L.P.
               Accel Investors '99(C) L.P.
               ACP Family Partnership L.P.
               Swartz Family Partnership L.P.      By: /s/ G. Carter Sednaoui
                                                     ------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed entities

Individuals:   James W. Breyer
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner                     By: /s/ G. Carter Sednaoui
                                                     ---------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed individuals

                                  EXHIBIT INDEX




                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   22
Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact         23

                                    EXHIBIT A


                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Quokka Sports, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date:  February 14, 2000

Entities:      Accel VI L.P.
               Accel VI Associates L.L.C.
               Accel Keiretsu VI L.P.
               Accel Keiretsu VI Associates L.L.C.
               Accel Investors '98 L.P.
               Accel Investors '99(C) L.P.
               ACP Family Partnership L.P.
               Swartz Family Partnership L.P.      By: /s/ G. Carter Sednaoui
                                                     ------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed entities

Individuals:   James W. Breyer
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner                     By: /s/ G. Carter Sednaoui
                                                     ---------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed individuals

                                    EXHIBIT B


               Reference to G. Carter Sednaoui as Attorney-in-Fact
               ---------------------------------------------------


         G.   Carter   Sednaoui   has   signed   the   enclosed   documents   as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.